Exhibit 10.1

TutorPerini
Over a Century of Excellence

November 2, 2022

James (Jack) A. Frost
Tutor Perini Corporation
15901 Olden Street
Sylmar, CA 91342

Dear Jack,

In connection with your pending retirement, this letter agreement (this “Agreement”) outlines the terms and conditions of the transition of your roles with Tutor Perini Corporation, a Massachusetts corporation (the “Company”), and your separation from the Company.

As you are aware, it was recently announced that you will retire from the Company effective as of June 30, 2023 (the “Retirement Date”). On September 30, 2022 (the “Transition Date”), you transitioned out of your roles as the President and Chief Operating Officer of the Company and Chief Executive Officer, Civil Group into a new role as Executive Vice President, Special Projects, in which you will continue to serve until the Retirement Date (the period from the Transition Date through the Retirement Date, the “Transition Period”). In such capacity, you will continue to report exclusively to Ronald N. Tutor, Chief Executive Officer and Chairman of the Board of the Company, will continue to have the duties, responsibilities and authorities assigned to you by Ronald N. Tutor. From July 1, 2023 through March 31, 2024 (the “Consulting Period”), you will serve as a consultant to the Company providing full-time transition and advisory services, including in connection with the settlement and resolution of various project disputes in which you are engaged as of the Retirement Date. For the avoidance of doubt, since your appointment to your new role on the Transition Date, you are no longer an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act.

This Agreement outlines the specific terms of your employment and service, as applicable, with the Company during the Transition Period and the Consulting Period.

1)Prior Agreement: You and the Company previously entered into that certain Amended and Restated Employment Agreement dated November 1, 2016 (the “Employment Agreement”). Effective as of the Transition Date, the Employment Agreement is of no further force and effect and is replaced and superseded by this Agreement.

2)Base Salary: During the Transition Period, your annualized base salary will continue to be $1,000,000, and will be paid in substantially equal installments in accordance with the Company’s standard payroll procedures in effect from time to time (your “Base Salary”).

3)Annual Bonus: You will continue to be eligible to participate in the Company’s annual cash incentive bonus program for the 2022 performance period, with a target incentive opportunity equal to 100% of your Base Salary. For the 2023 performance period, you will be eligible to participate in the Company’s annual cash incentive bonus program until the conclusion of the Transition Period, with a target incentive opportunity equal to 100% of your Base Salary. The amount of your 2023 cash incentive bonus will be determined based on actual performance and prorated based on the number of calendar days elapsed from January 1, 2023 through June 30, 2023, payable at the same time as executive bonuses are paid generally under the Company’s annual cash incentive bonus program.

4)Consulting Period: During the Consulting Period, you will receive a monthly consulting fee of $62,500 (the “Consulting Fee”), payable on the fifteenth (15th) day of each month during the Consulting Period in accordance with the Company’s standard vendor payment procedures. Your relationship with the Company during the Consulting Period will be that of an independent contractor. You will control and determine how your specified services are to be accomplished; provided, however, that in all events you will perform such services in a quality, workmanlike manner and within reasonable deadlines established by Ronald N. Tutor. As an independent contractor, no income or other taxes will be withheld from any portion of the Consulting Fee under this Agreement and you acknowledge and agree that you are responsible for all taxes thereon.

5)Completion Bonus: Provided that (i) you continue in your employment or service, as applicable, with the Company through March 31, 2024, (ii) you execute the Release Agreement attached hereto as Exhibit A without any modification (the “Release”) on or after March 31, 2024 and within the timeframe specified therein, and (iii) you do not revoke the Release during the revocation period, then within thirty (30) calendar days following satisfaction of the foregoing conditions, the Company will pay to you a $375,000 cash bonus (the “Completion Bonus”), less applicable tax withholdings and deductions.

6)Long-Term Incentives:

a)You will not be eligible to receive new awards under the Company’s equity incentive compensation programs following the Transition Date; however, your previously granted Company equity awards will remain outstanding and eligible to vest in accordance with the applicable plan documents and governing award agreements subject to your continued employment or service, as applicable, with the Company through the end of the Consulting Period. Additionally, in the event your employment or engagement with the Company is terminated prior to the end of the Consulting Period (i) by the Company without “Cause” (as defined in the Employment Agreement) or (ii) by reason of your death or “Disability” (as defined in the Employment Agreement), then in each case, all of your outstanding equity awards as of immediately prior to your termination date will immediately vest (with any performance-based equity awards vesting in an amount assuming the applicable target level of performance was achieved and with vested stock options remaining exercisable for the duration of their respective terms).

b)You are hereby granted a deferred cash award equal to the value of 100,000 shares of the Company’s common stock as of the date hereof, which will become vested subject to your continued employment with or engagement by the Company through March 31, 2024 (the “Deferred Cash Award”). The value of the Deferred Cash Award will increase or decrease based on fluctuations in the value of the per share price of the Company’s common stock over the course of the vesting period; however, the ultimate value of the Deferred Cash Award will be based on the closing per share price of the Company’s common stock on the vesting date. Notwithstanding the foregoing, the Deferred Cash Award will immediately vest upon the earlier occurrence of a “Change in Control” (as defined in the Employment Agreement) or your termination of employment with the Company without Cause or by reason of your death or Disability, with the value of the Deferred Cash Award in such circumstances determined based on the closing per share price of the Company’s common stock on, as applicable, the closing date of such Change in Control or the termination date. For the avoidance of doubt, in the event of your voluntary resignation or if the Company terminates your employment or engagement for Cause, in either case, at any time during the Transition Period or the Consulting Period, the Deferred Cash Award will be cancelled and forfeited in its entirety for no consideration. The Deferred Cash Award will be paid, less applicable taxes and withholdings, within thirty (30) calendar days of the applicable vesting date.

c)Effective as of the date hereof, you are being granted an award providing for a target amount of 100,000 cash-settled performance stock units, which will become vested subject to (i) the extent of your satisfaction of certain performance criteria related to the settlement and resolution of various project disputes and (ii) your continued employment through March 31, 2024 (the “Transition CPSUs”). The Transition CPSUs will be governed by and subject to the terms of an award agreement (including specific performance objectives and relevant leaver provisions) to be provided to you under separate cover.

7)Employee Benefits; COBRA Continuation Coverage; Life Insurance: During the Transition Period, you and your eligible dependents will continue to have the opportunity to participate in employee benefit plans that may be offered by the Company from time-to-time to executive-level employees. Immediately upon the commencement of the Consulting Period, you will not be eligible to participate as an active employee in any employee benefit plan of the Company or any of its affiliates. Provided that, following the conclusion of the Transition Period, you timely elect continuation coverage with respect to group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay or reimburse you for the premiums incurred for your and, where applicable, your eligible dependents’, coverage under the Company’s group health plan pursuant to COBRA until March 31, 2024 (or, if earlier, the date on which you become eligible for other employer-sponsored group health plan coverage). You will be responsible for taxes on all such payments or reimbursements. In the event that the COBRA benefits described above would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, you and the Company agree to work together in good faith to restructure the foregoing benefit.

Additionally, at all times during the Consulting Period, the Company will pay or reimburse you for all premiums incurred for your coverage under any Company-paid life insurance policy in effect on the last day of the Transition Period.

8)Severance: Effective as of the Transition Date, you will no longer be eligible for any severance payments or benefits from the Company or any of its affiliates (other than the immediate acceleration of all of your outstanding equity awards as of immediately prior to the termination date, the Deferred Cash Award and the Transition CPSUs, in each case, in connection with a termination of your employment or service without Cause or by reason of death or Disability, as described in Section 6 hereof and in the award agreement containing the terms and conditions of the Transition CPSUs and the continued COBRA and life insurance benefits described in Section 7 hereof). At all times during the Transition Period, you will be employed on an “at will” basis, meaning that either you or the Company can terminate your employment at any time for any reason with or without advance notice. Upon the termination of your employment for any reason, you will be entitled to (i) payment of all accrued and unpaid Base Salary through the date of termination, (ii) reimbursement for all incurred but unreimbursed expenses for which you are entitled to reimbursement in accordance with Company policies, and (iii) benefits to which you are entitled under the terms of any applicable benefit plan or program (collectively, the “Accrued Benefits”).

9)Miscellaneous: This Agreement constitutes the entire agreement between the parties respecting your employment and/or service with the Company and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter (including, without limitation, any term sheets and the Employment Agreement, except as expressly provided otherwise under this Agreement). This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Los Angeles, California; provided, however, that any existing arbitration agreement between you and the Company will continue to govern any disputes hereunder to the fullest extent permitted by law. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

TUTOR PERINI CORPORATION

By:	/s/ Ronald N. Tutor
Name:	Ronald N. Tutor
Title:	Chairman and Chief Executive Officer	Date: November 2, 2022

Acknowledged and Agreed:

/s/ James A. Frost
James (Jack) A. Frost	Date: November 2, 2022

EXHIBIT A
Release Agreement

THIS RELEASE (this “Release”) is made as of November 2, 2022, by and between Tutor Perini Corporation, a Massachusetts corporation (herein referred to as the “Company”), and James (“Jack”) A. Frost, an individual (“Executive”).

PRELIMINARY RECITALS
A. Executive’s employment and service with the Company has terminated.

B. Executive and the Company are parties to a letter agreement concerning the transition of Executive’s roles within, and eventual retirement from, the Company, dated as of November 2, 2022 (the “Agreement”).

AGREEMENT

In consideration of the payments due Executive under the Agreement (including, without limitation, the “Completion Bonus” (as defined in the Agreement)), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment and/or service relationship with Company, the terms and conditions of that employment and/or service relationship, and the termination of that employment and/or service relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3. Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

5. Executive certifies and acknowledges as follows:

(a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b) That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims. Accordingly, Executive expressly, knowingly and intentionally waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) That he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, he further acknowledges that he is not waiving and is not being required to waive:

(i)       any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that he disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding,

(ii)       any claim for indemnity pursuant to the Company’s by-laws or articles of incorporation; or

(iii)       any claim for “Accrued Benefits” (as defined in the Agreement) or the Completion Bonus.

(d) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(e) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(f) That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his employment and service.

(g) That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(h) That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local law that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(i) That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature or character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

6. Miscellaneous

(a) This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b) The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third-party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c) The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d) This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f) No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.
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Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

TUTOR PERINI CORPORATION

By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

James (Jack) A. Frost

Witness: